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                                                          SEC FILE NUMBER
                                                             0-28808

                                                           CUSIP NUMBER
                                                            83169M 10 4

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING




(Check One):
[_] FORM 10-K   [_] FORM 20-F   [_] FORM 11-K    [X] FORM 10-QSB  [_] FORM N-SAR

         FOR PERIOD ENDED:  December 31, 1997
         [_]      TRANSITION REPORT ON FORM 10-K
         [_]      TRANSITION REPORT ON FORM 20-F
         [_]      TRANSITION REPORT ON FORM 11-K
         [_]      TRANSITION REPORT ON FORM 10-Q
         [_]      TRANSITION  REPORT  ON FORM  N-SAR FOR THE  TRANSITION  PERIOD
                  ENDED:

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT  INFORMATION

          SmartServ Online, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant Former Name if Applicable

          One Station Place
          Metro Center, North Wing, Fifth Floor
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


          Stamford, Connecticut 06902
--------------------------------------------------------------------------------
City, State and Zip Code


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons  described  in  reasonable  detail in Part III of
      |   this  form  could not be  eliminated  without  unreasonable  effort or
      |   expense;
      |        (B) The subject annual  report,  semi-annual  report,  transition
      | report on Form 10-K, Form 20-F, 11-K Or Form N-SAR, or portion | thereof, will be filed on or before the fifteenth calendar day
  [X] |   following the prescribed due date; or the subject  quarterly report of
      |   transition report on Form 10-Q, or portion thereof will be filed on or
      |   before the fifth calendar day following the prescribed due date; and
      |        (C) The accountant's  statement or other exhibit required by Rule
      |   12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

See Attachment.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                                 SEC 1344 (6/94)

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

          Thomas W. Haller                (203)                  353-5650
          ---------------------       -----------             ------------------
               (NAME)                 (AREA CODE)             (TELEPHONE NUMBER)


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? if answer is no, identify report(s).            [X] Yes [_] No

          ----------------------------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                             [_] Yes [X] No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

================================================================================

                             SmartServ Online, Inc.
                  --------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date      February 17, 1998                       By  /s/ Thomas W. Haller
          -----------------                          ----------------------
                                                       Thomas W. Haller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



----------------------------------- ATTENTION ----------------------------------
        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing dAte pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

                             SMARTSERV ON LINE, INC.
                             ATTACHMENTS FORM 12b-25
                           NOTIFICATION OF LATE FILING
                              SEC FILE NO. 0-28008




Part III.  Narrative.

     Recent significant changes affecting the management of the Registrant has delayed the completion of the Form 10-QSB.